                                                              EXHIBIT 99.CODEETH

                      ALLIANZ GLOBAL INVESTORS OF AMERICA

          CODE OF ETHICS PURSUANT TO SECTION 406 OF THE SARBANES-OXLEY
            ACT OF 2002 FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL
                                    OFFICERS

                                AUGUST 19, 2003
                        (AS REVISED ON OCTOBER 1, 2004)

I.   COVERED PERSONS/PURPOSE OF THE CODE

This Code of Ethics (this "Code") pursuant to Section 406 of the Sarbanes-Oxley
Act of 2002 has been adopted by the registered investment companies (each a
"Fund" and, collectively, the "Funds") listed on EXHIBIT A and, except as provided in Section VI below, applies to each Fund's Principal Executive
Officer, Principal Financial Officer and Principal Accounting Officer (the
"Covered Officers") and each Trustee of the Fund who is an "interested person"
of the Fund (as defined in Section 2(a)(19) of the Investment Company Act of
1940) because such Trustee is an interested person of the Fund's investment adviser or principal underwriter ("Covered Trustees" and, together with the
Covered Officers, the "Covered Persons"). Each Covered Person is identified in
EXHIBIT B.

This Code has been adopted for the purpose of promoting:

     o   honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o   full, fair, accurate, timely and understandable disclosure in reports and documents that a Fund files with, or submits to, the Securities and
         Exchange Commission ("SEC") and in other public communications made by a Fund;

     o   compliance with applicable laws and governmental rules and regulations;

     o   the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o   accountability for adherence to the Code.

Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest.

II.  COVERED PERSONS SHOULD HANDLE ETHICALLY ANY ACTUAL OR APPARENT CONFLICTS OF
     INTEREST

OVERVIEW. A "conflict of interest" occurs when a Covered Person's private interest interferes with the interests of, or his service to, the relevant Fund.
For example, a conflict of interest would arise if a Covered Person, or a member of the Covered Person's family, receives improper personal benefits as a result of the Covered Person's position with the relevant Fund.

Certain conflicts of interest arise out of the relationships between Covered
Persons and the relevant Fund and already are subject to conflict of interest provisions and procedures in the Investment Company Act of 1940 (including the regulations thereunder, the "1940 Act") and the Investment Advisers Act of 1940

(including the regulations thereunder, the "Investment Advisers Act"). Indeed, conflicts of interest are endemic for certain registered management investment companies and those conflicts are both substantially and procedurally dealt with under the 1940 Act. For example, Covered Persons may not engage in certain transactions with a Fund because of their status as "affiliated persons" of such
Fund. The compliance program of each Fund and the compliance programs of its investment advisers (including sub-advisers), principal underwriter and administrator or sub-administrator (each a "Service Provider" and, collectively, the "Service Providers") are reasonably designed to prevent, or identify and correct, violations of many of those provisions, although they are not designed to provide absolute assurance as to those matters. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. See also Section V of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a
Fund and its Service Providers of which the Covered Persons are also officers or employees. As a result, this Code recognizes that the Covered Persons will, in the normal course of their duties (whether for the Funds or for a Service
Provider, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Service Providers and the
Funds. The participation of the Covered Persons in such activities is inherent in the contractual relationships between the Funds and their Service Providers and is consistent with the performance by the Covered Persons of their duties as officers of the relevant Fund. Thus, if performed in conformity with the provisions of the 1940 Act, the Investment Advisers Act, other applicable law and the relevant Fund's constitutional documents, such activities will be deemed to have been handled ethically. Frequently, the 1940 Act establishes, as a mechanism for dealing with conflicts, disclosure to and approval by the
Directors/Trustees of a Fund who are not "interested persons" of such Fund under the 1940 Act. In addition, it is recognized by the Funds' Boards of
Directors/Trustees ("Boards") that the Covered Persons may also be officers or employees of one or more other investment companies covered by this or other codes and that such service, by itself, does not give rise to a conflict of interest.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not the subject of provisions of the 1940 Act and the Investment
Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Persons should bear in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a
Covered Person should not be placed improperly before the interest of the relevant Fund, unless the personal interest has been disclosed to and approved by other officers of such Fund or such Fund's Independent Trustees.

                                     * * * *

Each Covered Person must not:

     o   use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the relevant
         Fund whereby the Covered Person would benefit personally to the detriment of such Fund;

     o   cause the relevant Fund to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than the benefit such Fund; or

     o   retaliate against any other Covered Person or any employee of the Funds or their Service Providers for reports of potential violations that are made in good faith.

There are some conflict of interest situations that should always be approved by the President of the relevant Fund (or, with respect to activities of the
President, by the Chairman of the relevant Fund). These conflict of interest situations are listed below:

     o   service on the board of directors or governing board of a publicly traded entity;

     o   acceptance of any investment opportunity or of any material gift or gratuity from any person or entity that does business, or desires to do business, with the relevant Fund. For these purposes, material gifts do not include (i) gifts from a single giver so long as their aggregate annual value does not exceed the equivalent of $100.00 or (ii)
         attending business meals, business related conferences, sporting events and other entertainment events at the expense of a giver, so long as the expense is reasonable and both the Covered Person and the giver are present.

     o   any ownership interest in, or any consulting or employment relationship with, any entities doing business with the relevant Fund, other than a
         Service Provider or an affiliate of a Service Provider. This restriction shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Person's ownership does not exceed more than 2% of the outstanding securities of the relevant class.

     o   a direct or indirect financial interest in commissions, transaction charges or spreads paid by the relevant Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Person's employment with a Service Provider or its affiliate. This restriction shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered
         Person's ownership does not exceed more than 2% of the particular class of security outstanding.

III. DISCLOSURE AND COMPLIANCE

     o   No Covered Person should knowingly misrepresent, or cause others to misrepresent, facts about the relevant Fund to others, whether within or outside such Fund, including to such Fund's Board and auditors, and to governmental regulators and self-regulatory organizations;

     o   each Covered Person should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the
         Funds and the Service Providers or with counsel to the Funds with the goal of promoting full, fair, accurate, timely and understandable disclosure in the registration statements or periodic reports that the
         Funds file with, or submit to, the SEC (which, for sake of clarity, does not include any sales literature, omitting prospectuses, or
         "tombstone" advertising prepared by the relevant Fund's principal underwriter(s)); and

     o   it is the responsibility of each Covered Person to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.  REPORTING AND ACCOUNTABILITY

     Each Covered Person must:

     o   upon adoption of the Code (or thereafter as applicable, upon becoming a
         Covered Person), affirm in writing to the relevant Fund that he has received, read, and understands the Code;

     o   provide full and fair responses to all questions asked in any Trustee and Officer Questionnaire provided by the relevant Fund as well as with respect to any supplemental request for information; and

     o   notify the President of the relevant Fund promptly if he is convinced to a moral certainty that there has been a material violation of this
         Code (with respect to violations by a President, the Covered Person shall report to the Chairman of the relevant Fund).

The President of each Fund is responsible for applying this Code to specific situations in which questions are presented under it and, in consultation with the Fund's Chief Compliance Officer ("CCO"), has the authority to interpret this
Code in any particular situation. However, any approvals or waivers sought by the President will be considered by the Chairman of the relevant Fund.

The Funds will follow these procedures in investigating and enforcing this Code:

     o   the President will take all appropriate action to investigate any potential material violations reported to him, which actions may include the use of internal or external counsel, accountants or other personnel;

     o   if, after such investigation, the President believes that no material violation has occurred, the President is not required to take any further action;

     o   any matter that the President believes is a material violation will be reported to the Fund's CCO;

     o   if the CCO concurs that a material violation has occurred, it will inform and make a recommendation to the Fund's Board of Trustees, which will consider appropriate action, which may include review of, and appropriate modifications to applicable policies and procedures;
         notification to appropriate personnel of a Service Provider or its board; or a recommendation to dismiss the Covered Officer or remove a
         Covered Trustee; and

     o   the Board of Trustees may grant waivers under this Code, as it deems appropriate.

V.   PUBLIC DISCLOSURE OF CHANGES AND WAIVERS

Any amendments to or waivers under this Code relating to a Covered Officer will, to the extent required by the SEC's rules, be disclosed on the Fund's website or in the Fund's N-CSR; amendments to or waivers under this Code relating to a
Covered Trustee but not a Covered Officer will NOT be so disclosed.(1)

VI.  OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Funds for purposes of
Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds or the Funds' Service Providers govern or purport to govern the behavior or activities of the Covered Persons who are subject to this
Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. The Funds' and their Service Providers's codes of ethics under Rule 17j-1 under the 1940 Act and the Service

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(1) The amendment to this Code applying the Code's provisions to Covered
Trustees is not required to be disclosed. See, E.G., Item 2(c) of Form N-CSR.

Providers's more detailed compliance policies and procedures are separate requirements applying to the Covered Persons and others, and are not part of this Code.

VII. AMENDMENTS

Any material amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board.

VIII. CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.
Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone except as permitted by the Board.

IX.  INTERNAL USE

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Date:

EXHIBIT A

REGISTERED INVESTMENT COMPANIES

Allianz Funds

Allianz Global Investors Fund Management Sponsored Closed-End Funds

Fixed Income SHares

Premier VIT

EXHIBIT B

COVERED PERSONS

ALLIANZ FUNDS

Covered Officers: E. Blake Moore, Jr., Brian S. Shlissel

Covered Trustee: David Flattum

FIXED INCOME SHARES

Covered Officers: Brian S. Shlissel, Lawrence G. Altadonna

Covered Trustee: David Flattum

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT SPONSORED CLOSED-END FUNDS

Covered Officers: Brian S. Shlissel, Lawrence G. Altadonna

Covered Trustee: David Flattum

PREMIER VIT

Covered Officers: Brian S. Shlissel, Lawrence G. Altadonna

Covered Trustee:  Brian S. Shlissel